PRESS RELEASE


FOR IMMEDIATE RELEASE                                CONTACT: Cheryl A. Taylor
                                                              972-392-1599

                     THE GREAT TRAIN STORE COMPANY RELEASES
                            PRELIMINARY 1999 RESULTS


         (January 13, 2000 - DALLAS) The Great Train Store Company (OTC Bulletin Board "GTRN"), a Dallas based national chain of train-themed toy, hobby and gift stores, has announced preliminary 1999 sales results.

         Total sales for the fiscal year 1999 increased 3.2% to approximately $35,031,000 from approximately $33,933,000 in fiscal year 1998. Comparable store sales decreased 8.1% in 1999 as compared to 1998.

         Total sales for the fourth quarter of 1999 decreased 8.3% to approximately $15,981,000 from approximately $17,424,000 in the fourth quarter of 1998. Comparable store sales decreased 9.9% in the fourth quarter of 1999 as compared to the fourth quarter of 1998. Comparable store sales are calculated based on the stores open during both full periods being compared.

         The Company's earnings for 1999 have not yet been determined. However, as a result of its poor sales performance, it is reasonable to expect that the Company's 1999 earnings will be less than projected.

         Because of its performance last year, the Company is presently not in compliance with certain provisions of its revolving line of credit. As a result, the provider of that financing has limited the amounts it is willing to advance and has reserved its rights to provide funding at its discretion. The Company and its lender are actively working together to develop an action plan that will satisfactorily resolve the situation. In the event that the Company is unsuccessful in reaching an appropriate resolution with its lender, it will be necessary to supplement or replace that loan. The Company cannot give any assurance that it will be able to supplement or replace the loan or that any such supplement or replacement will not be on terms less favorable than the current loan.

         The Great Train Stores are a national chain of unique, upscale specialty retail stores with "more trains than you ever imagined," selling a wide range of merchandise all relating to trains and railroading. There are currently 56 stores operating in 27 states and the District of Columbia, primarily located in highly trafficked regional malls and festival marketplaces.

         The Great Train Stores are owned and operated by The Great Train Store Partners, L.P., a wholly-owned subsidiary of The Great Train Store Company. The Great Train Store Company is a public company.

         Actual results may differ materially from "forward-looking" statements due to a number of important factors. Those factors, including possible difficulties in obtaining appropriate merchandise for its stores on a timely basis, the availability of adequate financing, and successfully operating such stores, are more fully discussed in the Company's most recent Form 10-K and
Exhibit 99.1 attached to the Company's Form 10-Q for the third quarter of 1999, a copy of which is available without charge from the Company.

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